Exhibit 99.1

FIRST KEYSTONE ANNOUNCES THIRD QUARTER

AND YEAR-TO-DATE 2015 EARNINGS

Berwick, Pennsylvania – November 2, 2015 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,485,000 for the three months ended September 30, 2015, as compared to $2,383,000 for the same period in 2014. Earnings per share for the third quarter ended September 30, 2015 were $0.44 versus $0.43 for the third quarter of 2014, an increase of 2.3%. Dividends paid were $0.27 per share for the three months ended September 30, 2015, 3.9% more than in the same period in 2014.

President and CEO Matthew P. Prosseda reported, “There continues to be pressure on net interest margin. We still have legacy assets at higher than current market rates. As those assets reprice, we have been replacing them at the lower current rates. Growth in our balance sheet has enabled us to maintain net interest income.”

The provision for loan losses increased in the third quarter of 2015 due to a specific allocation made in relation to one large commercial real estate loan that has fallen into non-performing status. The provision totaled $1,178,000 for the nine months ended September 30, 2015.

For the nine month period ended September 30, 2015, non-interest income before net investment securities gains increased by $379,000, or 10.1%, the result of higher service charges and fees and gains on the sales of mortgage loans. Non-interest expense for the nine month period ended September 30, 2015 was lower than the same period last year, even though total assets increased by 7.3%.

Total assets increased to $971,542,000 at September 30, 2015 vs. September 30, 2014 as a result of increases in both the loan portfolio and the investment portfolio. Net loans increased by $33,904,000, or 7.1% from September 30, 2014. Available-for-sale investment securities were up $29,230,000 or 8.6%. Non-interest bearing deposits increased since September 30, 2014 by 10.9% while total deposits increased by 10.0%. The increase in deposits was largely due to the addition of several municipal customers.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.